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                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT




     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) January 15, 1999
                                                         ----------------

                    DEVELOPERS DIVERSIFIED REALTY CORPORATION
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             (Exact name of registrant as specified in its charter)

                          Ohio                       1-11690                    34-1723097
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                (State or other Jurisdiction        (Commission                 (IRS Employer
                    or incorporation)                File Number)          Identification Number)


               34555 Chagrin Boulevard, Moreland Hills, Ohio 44022
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        Registrant's telephone number, including area code (440) 247-4700
                                                           ---------------------

                                       N/A
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          (Former name of former address, if changed since last report)



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Item 2. Acquisition or Disposition of Assets
--------------------------------------------

                  Under the Share Purchase Agreement dated as of July 30, 1998, between American Industrial Properties REIT, a Texas real estate investment trust ("AIP"), and Developers Diversified Realty Corporation, an Ohio corporation (the "Company"), as amended by Amendment No. 1 dated as of September 14, 1998 (as amended, the "Purchase Agreement"), the Company received 949,147 common shares of beneficial interest of AIP (the "Common Shares") in exchange for $14,711,778.50. Under a related Merger Agreement (the "Merger Agreement" and, together with the Purchase Agreement, the "Agreements") dated as of July 30, 1998 among AIP, the Company and DDR Office Flex Corporation, a Delaware corporation ("Merger Sub"), the Company received 1,258,471 Common Shares and Scott A. Wolstein, the Chairman of the Board, President and Chief Executive Officer of the Company, received 6 Common Shares in exchange for their respective interests in Merger Sub. Merger Sub owned five light industrial or office properties and was merged into AIP, with AIP as the survivor of the merger. The terms of the Agreements, and the price per share paid under the Agreements, was negotiated by the Company.

                  After approval of the transactions contemplated by the Agreements by the shareholders of AIP, between November 20, 1998 and January 15, 1999, under the Purchase Agreement the Company purchased 5,226,583 Common Shares (at a price of $15.50 per share) and 1,867,610 Common Shares at a price of $14.93 per share in exchange for the cancellation of $46,635,476 in aggregate principal amount of outstanding debt owed to the Company by AIP and $62,259,993 in cash. All funds provided by the Company were provided to fund property acquisitions by AIP in accordance with the terms of the Purchase Agreement and were borrowed under the Company's existing credit facilities with The First Chicago National Bank, as administrative agent, and certain other banks and National City Bank (the "Credit Facilities").



                  AIP has the option to sell to the Company the additional shares described in the first sentence of the following paragraph (the "Additional Purchased Shares") for an aggregate purchase price that, as of January 15, 1999, may not exceed approximately $172.1 million (the "Additional Purchase Option"), solely for the purpose of funding property acquisitions approved in accordance with the Purchase Agreement. The Additional Purchase Option may only be exercised by action of a majority of the members of the board of trust managers of AIP (the "AIP Board"), excluding trust managers appointed by the Company.

                  The Additional Purchased Shares may consist of any combination of the following, as AIP elects: (i) Common Shares, at a price of $15.50 per share, or (ii) Series A Convertible Preferred Shares, $.01 par value per share (the "Preferred Shares"), that are convertible into Common Shares after the expiration of a three year standstill period, at a price of $14.00 per share, but if the Company would own, as a result of any such sale and purchase, in excess of 49.9% of the outstanding Common Shares, then AIP may sell only Preferred Shares to the Company. The price per share of the Additional Purchased Shares is subject to adjustment if



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the ten trading day average price per Common Share on the NYSE falls below
$12.12 per share and in the event of any share split, subdivision, combination, merger, reclassification or share dividend. In addition, the Company obligation to purchase the Additional Purchased Shares is subject to limitations, under certain circumstances, based on the price of the Company's common shares and the Company's investment in AIP relative to the Company's market capitalization.

                  The Company anticipates funding the Additional Purchase Option, if applicable, through a combination of all or some of the following: working capital, borrowings under the Credit Facility, and the issuance of medium-term notes or equity securities under its shelf registration statement.

                  Under the Purchase Agreement, the AIP Board was expanded to 11 members and the Company has the right to nominate four managers, including the Chairman of the Board, with reductions in the number of nominees on a graded scale to zero when it holds less than 25% of the shares acquired under the Agreements. The Company nominated Mr. Wolstein, the Chairman of the Board, President and Chief Executive Officer of the Company, James A. Schoff, Vice Chairman of the Board and Chief Investment Officer of the Company, Albert T. Adams, a Director of the Company, and Robert H. Gidel for election as trust managers. Mr. Wolstein currently serves as Chairman of the AIP Board, and Messrs. Schoff, Adams and Gidel currently serve as trust managers of AIP.

Item 7.   Financial Statements, Pro Forma Financial Statements Exhibits.
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The information required by paragraph (a) of Item 7 - Financial Statements and paragraph (b) of Item 7 - Pro Forma Information is not reported for AIP in this Form 8-K as the Company's investment is not considered significant pursuant to S-X Rule 1-02 (w).

Exhibits

Exhibit 2.1 Share Purchase Agreement between Developers Diversified Realty Corporation and American Industrial Properties REIT dated as of July 30, 1998 (1)

Exhibit 2.2 Amendment No. 1 to the Share Purchase Agreement between Developers Diversified Realty Corporation and American Industrial Properties REIT dated as of September 14, 1998 (2)

(1) Incorporated by reference herein from AIP's Current Report on Form 8-K filed with the Commission on August 5, 1998, Commission file number 1-9016.

(2) Incorporated by reference herein from Amendment No. 1 to Schedule 13D filed with respect to AIP by the Company on September 17, 1998, Commission file number 1-9016.










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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                    DEVELOPERS DIVERSIFIED REALTY CORPORATION


Date  January 29, 1999            /s/  William H. Schafer
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                                    William H. Schafer
                                    Vice President and Chief Financial Officer









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